EXHIBIT 99.1


                JOINT FILER INFORMATION.




NAME: 			        Frost Gamma Investments Trust
ADDRESS:			4400 Biscayne Blvd
				Miami, FL 33137

Designated Filer:		Phillip Frost, M.D.

Issuer and Ticker Symbol: 	Continucare Corporation (CNU)

Date of Event Requiring
Statement:			February 21, 2008







FROST GAMMA INVESTMENTS TRUST

	By:      /s/ Phillip Frost, M.D.
		Phillip Frost, M.D., Trustee